Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), entered into by and between Mitchell Sonkin (“Mr. Sonkin”), and MBIA, Inc., shall take effect on July 1, 2011.

WITNESS

WHEREAS, Mr. Sonkin was a party to an employment agreement that became effective on July 1, 2009, the original term of which expired on June 30, 2010, (the “Prior Employment Agreement”);

WHEREAS, prior to its expiration, the Prior Employment Agreement was extended through June 30, 2011;

WHEREAS, MBIA wishes to retain Mr. Sonkin as a consultant after June 30, 2011 and Mr. Sonkin wishes to maintain a relationship with MBIA as a consultant;

WHEREAS, the parties desire to set forth their respective rights and obligations in this Consulting Agreement; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.	Term of Consulting Engagement.

The term of this consulting engagement shall be from July 1, 2011 (the “Effective Date”) to June 30, 2012 (the “Consulting Term”), unless sooner terminated pursuant to Section H.

B.	Duties of Consultant Position.

Mr. Sonkin shall be retained as a consultant and Senior Advisor to MBIA Inc. and its affiliates (“MBIA”) in connection with asset recovery efforts, significant remediations and workouts, putback and related litigation activities including settlement and commutation negotiations and such other matters as may be agreed. Matters for which it is agreed that Mr. Sonkin shall provide consulting services include: 1. RMBS litigation; 2. CDO litigation; 3. CDS Litigation; 4. Commutation of CDS, CMBS and CDO exposures; 5. Such specific remediations and matters as may be agreed to between Mr. Sonkin and MBIA from time to time. Mr. Sonkin shall devote such time as is necessary to discharge his responsibilities under this Consulting Agreement, and shall determine and have control over the time he commits to each matter and to this Consulting Engagement including the locations from which he provides his services.

C.	Compensation.

1. Consulting Fee. MBIA shall pay Mr. Sonkin $100,000 at the beginning of each month of the Consulting Term for consulting services to be provided.

2. Discretionary Bonus. The Chief Executive Officer may award Mr. Sonkin a discretionary bonus payable at the end of the Consulting Term, after taking into account the time Mr. Sonkin has devoted as a consultant to MBIA, his overall contribution including the results obtained from his consulting services, and such other factors as the Chief Executive Officer and compensation committee may consider.

D.	Reimbursements, Office Support, Resources.

1. Business Expenses. Mr. Sonkin’s reasonable travel, entertainment and other business expenses in his capacity as a consultant to MBIA shall be paid for by MBIA on a cost reimbursement basis. For the convenience of the parties, MBIA will continue to provide Mr. Sonkin with an American Express corporate card for travel and travel related expenses. Mr. Sonkin shall submit monthly statements to MBIA with respect to reimbursement for expenses relating to his services.

2. Office Support. During the Consulting Term, MBIA shall provide Mr. Sonkin with access to an office and IT support in the MBIA offices in New York City and Armonk, New York, and the services of an executive assistant. MBIA shall provide Mr. Sonkin with a blackberry, phone, IT support at his home and full access to IT systems as required. At the conclusion of the Consulting Term, Mr. Sonkin shall be provided with a reasonable transition period of not less than sixty days during which the support, services and access referenced in this paragraph shall continue.

3. Resources. Mr. Sonkin shall have access to such IPM, SSG, and other personnel who he deems necessary to work on matters for which he has accepted responsibility and they shall take his direction.

E.	Relationship of the Parties.

Mr. Sonkin is a consultant and Senior Advisor to MBIA. Mr. Sonkin will consult with the CEO, Chief Operating Officer, Chief Risk Officer and General Counsel on a regular basis concerning the matters for which he has accepted responsibility. Nothing in this Consulting Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future engagement or as a limitation on the rights of the parties to terminate this Consulting Agreement. Mr. Sonkin further agrees and acknowledges that he is responsible for payment of all taxes related to monies he receives under this Consulting Agreement, including federal and state income taxes, required withholdings, social security, and any other required deduction under federal, state or local regulation. Mr. Sonkin shall not deem to be an agent of the MBIA and shall have no authority to bind MBIA in the absence of specific authority to bind MBIA.

F.	Conflict of Interest.

Mr. Sonkin agrees that he shall not engage in any business activity that would materially interfere with the performance of his duties or otherwise cause a conflict of interest with his obligations to MBIA during the Consulting Term. Mr. Sonkin shall faithfully discharge said duties and shall refrain from engaging in any outside matters incompatible with his representation of MBIA’s interests and the effective performance of his responsibilities.

G.	Other Business Activities.

Mr. Sonkin is free to engage in consulting and other business activities, except as prohibited by Section F. All compensation and income received by Mr. Sonkin from other business activities, including fees received from participation on for-profit and nonprofit boards, shall have no effect on the amount of compensation to which he is entitled to under this Consulting Agreement.

H.	Termination.

1. This Consulting Agreement and the retention of Mr. Sonkin as a consultant may be terminated immediately by MBIA upon any of the following events:

a. his conviction or a plea of guilty or nolo contendere by Mr. Sonkin to a felony or crime involving moral turpitude;

b. the willful failure or substantial neglect by Mr. Sonkin to perform the material duties as defined in Section B to the reasonable satisfaction of MBIA;

c. gross misconduct by Mr. Sonkin in the performance of his duties or failure to cooperate with the reasonable requests of MBIA; or

d. the death or permanent disability of Mr. Sonkin.

For purposes of this Section H, “permanent disability” shall mean the inability of Mr. Sonkin to perform the duties described herein by reason of illness, injury or other incapacity for a period greater than ninety (90) days in any calendar year.

2. By Written Notice to Mr. Sonkin. After the sixth month of the Consulting Term, MBIA may terminate this Consulting Agreement for any reason after providing sixty (60) days written notice to Mr. Sonkin. In the event that MBIA terminates the Agreement under this Section H.2 before the conclusion of the sixth month, MBIA shall pay Mr. Sonkin any remaining Consulting Fees payable through the end of the sixth month within thirty (30) days of the effective date of termination.

3. By Written Notice to MBIA. Mr. Sonkin may terminate this Consulting Agreement for any reason upon sixty (60) days written notice to MBIA.

I.	Post-Termination Restrictive Covenants.

1. During the Consulting Term and for two years thereafter Mr. Sonkin agrees not to (i) directly or indirectly personally hire, personally solicit or personally help another person or entity hire or solicit any employee of MBIA, (ii)

directly or indirectly induce or encourage any employee to terminate employment with MBIA, (iii) direct any business opportunities developed on behalf of MBIA for your own benefit or for the benefit of any of your future employers, (iv) directly or indirectly solicit any of the customers of MBIA to use the services of another person or entity in lieu of those of MBIA, or (vi) accept employment or act in any capacity in connection with any matter, including providing any services or advice to any person or entity, relating to a transaction in which MBIA or one of its affiliates had issued a financial guaranty insurance policy on or before the last day of the Consulting Term or any other matter with respect to which the interests of MBIA or its subsidiaries are materially adverse at the time.

2. Mr. Sonkin agrees to hold in a fiduciary capacity for the benefit of MBIA all secret or confidential information, knowledge or data relating to MBIA or any of its affiliated companies, and their respective businesses, (i) obtained by him during the term of this Agreement and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by you). After termination of this agreement, Mr. Sonkin shall not, without the prior written consent of MBIA, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter (provided that you notify MBIA of any such order), communicate or divulge any such information, knowledge or data to anyone other than MBIA and those designated by it.

3. During the Consulting Term and at any time thereafter, neither Mr. Sonkin, nor MBIA, shall directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the other, and with regard to MBIA or any of its affiliates, any products or services offered by any of these, nor shall Mr. Sonkin or MBIA engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, or the other in each case except to the extent required by law, and then only after consultation with the other.

J.	Injunctive Relief and Other Remedies with Respect to Covenants.

You acknowledge and agree that your covenants and obligations above relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause MBIA irreparable injury for which adequate remedies are not available at law. Therefore, you agree that MBIA shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining you from committing any violation of the covenants and obligations contained in this agreement. These remedies are cumulative and are in addition to any other rights and remedies MBIA may have at law or in equity.

K.	Mediation.

The parties agree that any controversy or claim that either party may have against the other arising out of or relating to the construction, application or enforcement of this Consulting Agreement, as well as any controversy or claim based upon the alleged breach of any legal right relating to or arising from Mr. Sonkin’s retention as a consultant shall be submitted to non-binding mediation. Within fifteen (15) days after delivery of a written notice of request for mediation from one party to the other, the dispute shall be submitted to a single mediator chosen by the parties in New York, New York. Fees of the mediator shall be paid by MBIA. The parties shall pay their own respective attorney’s fees.

L.	Arbitration.

If mediation, as described in Section J, is unsuccessful, any controversy between MBIA and Mr. Sonkin involving the construction, application or enforcement of this Agreement, as well as any controversy or claim based upon the alleged breach of any legal right relating to or arising from Mr. Sonkin’s consulting agreement and/or termination of his consulting agreement shall, on the written request of either party served on the other, be submitted to binding arbitration before a single arbitrator. The parties shall either mutually agree to the arbitrator or request the American Arbitration Association (AAA) to provide a list of three (3) arbitrators who are licensed to practice law in the state of New York. Within ten (10) days of receipt thereof, each party shall strike one and so notify the AAA in confidence. After being notified of each strike, the AAA shall advise the parties of the remaining arbitrator, or if the parties strike the same person, then the AAA shall choose from the two remaining arbitrators, advising the parties only of the selected arbitrator. Mr. Sonkin and MBIA stipulate and agree that any arbitration will be held in New York, New York, pursuant to the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (or any comparable rules then in existence) (the “Rules”). Pursuant to the Rules, discovery may include depositions, interrogatories and document production. In any controversy between MBIA and Mr. Sonkin involving the construction, application or enforcement of this Agreement, the arbitrators must base their decision upon the written contract and they shall not have power to modify, add to or ignore terms of the Agreement. The written decision of the arbitrator shall be final and conclusive upon both parties and may be entered in any court having jurisdiction thereof. If Mr. Sonkin prevails in any arbitration hereunder, the arbitrator’s compensation and administrative fees shall be paid for by MBIA. If MBIA prevails in any arbitration hereunder, the parties shall split the arbitrator’s compensation and administrative fees. The parties agree to pay their own attorney’s fees and costs.

M.	Notice.

All notices required or allowed by this Consulting Agreement shall be hand delivered or mailed by certified mail, postage prepaid, return receipt requested. Unless and until changed by a party giving written notice to the other, the addresses below shall be the addresses to which all notices required or allowed by this Consulting Agreement shall be sent:

To MBIA:

MBIA Inc.

113 King Street

Armonk, NY 10504

Attn: Chief Legal Officer

To Mr. Sonkin:

Mr. Mitchell Sonkin

163 Lake Avenue

Greenwich, CT 06830

With a copy to Mr. Sonkin at

22 Cormorant Island Lane

Kiawah Island, SC 29455

Copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022,

Attn: Steven Eckhaus, Esq.

N.	Severability and Waivers.

If any portion of this Consulting Agreement shall be held to be invalid, inoperative, or unenforceable, then, so far as possible, effect shall be given to the intent manifested by the portion held invalid, inoperative, or unenforceable, and the remainder of this Consulting Agreement not found invalid, inoperative, or unenforceable shall remain in full force and effect. No waiver or failure to enforce any or all rights under this Consulting Agreement by either party on any occasion shall constitute a waiver of that party’s right to assert the same or any other rights on that or any other occasion.

O.	Governing Law.

This Consulting Agreement shall be governed and construed, and the rights and obligations of the parties hereto shall be determined, in accordance with the laws of the State of New York, excluding its choice of laws rules.

P.	Counterparts.

This Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute but one of the same instrument. Signatures delivered by facsimile and by email will be deemed to be an original signature for all purposes, including for purposes of applicable Rules of Evidence.

Q.	Complete Agreement.

Except as set forth below, this Consulting Agreement constitutes the entire agreement between the parties regarding the service of Mr. Sonkin as a consultant to MBIA and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the matters set forth herein.

This Consulting Agreement shall not be amended, modified, or changed other than by express written agreement of Mr. Sonkin and MBIA.

R.	Personal Contract.

The obligations and duties of Mr. Sonkin shall be personal and not assignable or delegable in any manner whatsoever. This Consulting Agreement shall be binding upon and inure to the benefit of Mr. Sonkin, his executors, administrators, heirs, successors, and permitted assigns, and upon MBIA and its successors and assigns.

S.	Indemnification.

Mr. Sonkin will be indemnified to the fullest extent provided by the corporate documents of MBIA then in effect or pursuant to applicable law and subject to Mr. Sonkin’s execution of applicable undertakings, as provided by such corporate documents or applicable law, including but not limited to recoupment if Mr. Sonkin does not meet the relevant standard of conduct. Mr. Sonkin’s right to have legal fees and expenses advanced shall vest on the commencement of the Term.

T.	Miscellaneous.

The headings in this Consulting Agreement are for convenience only and shall not be used in construing or interpreting this Consulting Agreement. The terms “Board,” “Board of Directors,” and “MBIA” as used in this Consulting Agreement, where applicable or appropriate, shall be deemed to include or refer to any duly authorized board, committee, officer, or employee of said entity. Whenever the context requires, the masculine shall include the feminine and neuter, the singular shall include the plural, and conversely.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the dates indicated below:

MBIA, INC.		MITCHELL SONKIN

By:	/s/ Jay W. Brown	/s/ Mitchell Sonkin

Title: Chief Executive Officer

Date: May 9, 2011		Date: May 9, 2011